As filed with the Securities and Exchange Commission on February 1, 2006
Registration No . 333-_______________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPSTONE TURBINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4180883
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
21211 Nordhoff Street
Chatsworth, California 91311
(818) 734-5300
(Address of Principal Executive Offices) (Zip Code)

STOCK OPTION AGREEMENTS WITH WALTER J. MCBRIDE
STOCK OPTION AGREEMENT WITH LEIGH L. ESTUS
CAPSTONE TURBINE CORPORATION AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN
(Full title of the plan(s))

Walter J. McBride
Executive Vice President, Chief Financial Officer and Secretary
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, California 91311
(818) 734-5300
(Name, address and telephone number, including area code, of agent for service)

Copies to:
J. Chase Cole, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
(615) 244-6380
CALCULATION OF REGISTRATION FEE

Title Of Each	Amount	Proposed Maximum	Proposed Maximum
Class Of Securities	To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered (1)	Per Unit (2)	Price (3)	Registration Fee
Stock Option Agreements with Walter J. McBride	500,000 shares	$1.63	$815,000	$88
Common Stock, $0.001 par value (4)	500,000 shares	$3.20	$1,600,000	$172
Stock Option Agreement with Leigh L. Estus Common Stock, $0.001 par value (4)	500,000 shares	$2.75	$1,375,000	$148
Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan	2,380,000 shares	$3.58	$8,520,400	$912
Common Stock, $0.001 par value (4)
			Aggregate Registration Fee	$1,320

(1)	The Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan (the “2000 Plan”) authorizes the issuance of a maximum of (i) 6,080,000 shares of common stock of Capstone Turbine Corporation (“Capstone”), plus (ii) up to 7,800,000 shares of common stock previously authorized under the Capstone Turbine Corporation 1993 Incentive Stock Plan, as amended (the “1993 Plan”). Capstone previously registered with the Securities and Exchange Commission (the “Commission”) (i) 3,700,000 shares of Capstone’s common stock available for issuance under the 2000 Plan and (ii) 5,992,389 shares available for issuance under the 1993 Plan. The shares registered hereunder include 500,000 shares of common stock of Capstone issuable at an exercise price of $1.63 per share pursuant to options granted under the August 5, 2005 Stock Option Agreement with Walter J. McBride (the “2005 McBride Agreement”), 500,000 shares of common stock of Capstone issuable at an exercise price of $3.20 per share pursuant to options granted under the January 16, 2006 Stock Option Agreement with Walter J. McBride (the “2006 McBride Agreement”), 500,000 shares of common stock of Capstone issuable at an exercise price of $2.75 per share pursuant to options granted under the Stock Option Agreement with Leigh L. Estus (the “Estus Agreement”), and 2,380,000 shares of common stock of Capstone issuable at an exercise price of $3.58 per share pursuant to grants to be made under the 2000 Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional shares of Capstone’s common stock that may be issued in accordance with the provisions of the 2000 Plan, the 2005 McBride Agreement, the 2006 McBride Agreement and the Estus Agreement, unless otherwise expressly provided.

(2)	The proposed maximum offering price per share is based upon (i) the exercise price per share of $1.63 of outstanding options for 500,000 shares of common stock under the 2005 McBride Agreement; (ii) the exercise price per share of $3.20 of outstanding options for 500,000 shares of Common Stock under the 2006 McBride Agreement; (iii) the exercise price per share of $2.75 of outstanding options for 500,000 shares of common stock under the Estus Agreement; and (iv) for the additional 2,380,000 shares of common stock authorized and available for issuance pursuant to grants made under the 2000 Plan, the average of the high and low trading prices per share of Capstone’s common stock reported on January 30, 2006, as reported by the Nasdaq National Market, pursuant to Rule 457(h) of the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

(4)	Includes rights to purchase shares of Capstone’s preferred stock (the “Rights”) which are issuable pursuant to Capstone’s stockholder rights plan. Until the occurrence of certain prescribed events, the Rights are not exercisable and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

EXPLANATORY NOTE
The contents of (i) Capstone’s registration statement on Form S-8 (File No. 333-40868) registering shares of common stock issuable pursuant to the 2000 Plan and filed with the Commission on July 6, 2000 and (ii) Capstone’s registration statement on Form S-8 (File No. 333-101201) registering shares of common stock issuable pursuant to the 2000 Plan and filed with the Commission on November 14, 2002 are hereby incorporated by reference pursuant to Instruction E to Form S-8. Also pursuant to Instruction E to Form S-8, the portion of the filing fee applicable to the 2000 Plan is being paid only with respect to the 2,380,000 shares of the 2000 Plan not previously registered.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
EX-4.2 STOCK OPTION AGREEMENT - WALTER J. MCBRIDE
EX-4.3 STOCK OPTION AGREEMENT - LEIGH L. ESTUS
EX-5.1 OPINION OF WALLER LANSDEN DORTCH & DAVIS, LLP.
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Capstone will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, Attention: Walter J. McBride, Executive Vice President, Chief Financial Officer and Secretary, telephone number: (818) 734-5300.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Capstone hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)	Capstone’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Commission on June 29, 2005;

(b)	Capstone’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the Commission on November 9, 2005 and Capstone’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the Commission on August 9, 2005;

(c)	Capstone’s Current Reports on Form 8-K, filed with the Commission on December 30, 2005, December 15, 2005, November 18, 2005, November 10, 2005, November 8, 2005, October 24, 2005, October 11, 2005, September 20, 2005, September 15, 2005, August 10, 2005, July 12, 2005, July 8, 2005, July 6, 2005 and June 27, 2005;

(d)	The description of Capstone’s common stock contained in Capstone’s Registration Statement on Form 8-A, filed with the Commission on June 22, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of amending such description, and the description of Capstone’s preferred stock purchase rights contained in Capstone’s Registration Statement on Form 8-A, filed with the Commission on July 8, 2005.
     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The Common Stock is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is incorporated by reference pursuant to Item 3 herein.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.
     Capstone has adopted provisions in its second amended and restated certificate of incorporation which requires it, to the fullest extent permitted by the DGCL, to indemnify all directors and officers of Capstone, and such other persons as may be required by statute or by its amended and restated bylaws, against any liability and to advance indemnification expenses on behalf of all directors and officers of Capstone. The certificate further requires Capstone to limit, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of Capstone for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the certificate provides that the liability of a director to Capstone shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.
     The second amended and restated certificate of incorporation also empowers Capstone, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or Capstone’s amended and restated bylaws, against any liability which may be asserted against any director, officer or such other person.
     In addition, Capstone’s amended and restated bylaws require that Capstone indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Capstone, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of Capstone, and at the discretion of the board of directors, Capstone may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at Capstone’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Capstone may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under Capstone’s amended and restated bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by Capstone in advance of the final disposition of such action, suit or proceeding. The indemnification provided under the amended and restated bylaws shall not be deemed to limit Capstone’s right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     Capstone has entered into indemnity agreements (the “Indemnity Agreements”) with each Capstone director, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses, as defined within such Indemnity Agreements, which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.
     The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) in connection with a judicial action by or in the right of Capstone, in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Capstone unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper, (d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the indemnitee’s in fact having gained any personal profit or advantage to which he was not legally entitled, (e) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, (f) brought about or contributed to by the dishonesty of the indemnitee seeking payment pursuant to the Indemnity Agreement; however, notwithstanding the foregoing, the indemnitee shall be protected under the Indemnity Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated, or (g) for any judgment, fine or penalty which Capstone is prohibited by applicable law from paying as indemnity or for any other reason.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Number		Exhibit
4.1	(4)	August 5, 2005 Stock Option Agreement with Walter J. McBride
4.2	(1)	January 16, 2006 Stock Option Agreement with Walter J. McBride
4.3	(1)	Stock Option Agreement with Leigh L. Estus
4.4	(5)	Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan
4.5	(2)	Specimen Stock Certificate
4.6	(3)	Rights Agreement, dated as of July 7, 2005, by and between Capstone Turbine Corporation and Mellon Investor Services LLC
5.1	(1)	Opinion of Waller Lansden Dortch & Davis, LLP
23.1	(1)	Consent of Independent Registered Public Accounting Firm
23.2	(1)	Consent of Waller Lansden Dortch & Davis, LLP (contained in Exhibit 5.1)

(1)	Filed herewith.

(2)	Incorporated by reference to Capstone’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(3)	Incorporated by reference to Exhibit 4.1 to Capstone’s Current Report on Form 8-K, filed on July 8, 2005 (File No. 001-15957).

(4)	Incorporated by reference to Exhibit 10.1 to Capstone’s Quarterly Report on Form 10-Q, filed on November 9, 2005 (File No. 001-15957).

(5)	Incorporated by reference to Exhibit 10.4 to Capstone’s Annual Report on Form 10-K, filed on June 29, 2005 (File No. 001-15957).
Item 9. Undertakings.
          A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act,
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on this 31st day of January, 2006.

CAPSTONE TURBINE CORPORATION
By:	/s/ Walter J. McBride
Walter J. McBride, Executive Vice President,
Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Tucker John R. Tucker	Director, President and Chief Executive Officer (Principal Executive Officer)	January 27, 2006
/s/ Walter J. McBride Walter J. McBride	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 30, 2006
/s/ Eliot G. Protsch Eliot G. Protsch	Chairman of the Board	January 31, 2006
/s/ Richard M. Donnelly Richard M. Donnelly	Director	January 30, 2006
/s/ John V. Jaggers John V. Jaggers	Director	January 31, 2006
/s/ Noam Lotan Noam Lotan	Director	January 31, 2006
/s/ Dennis Schiffel Dennis Schiffel	Director	January 31, 2006
/s/ Gary D. Simon Gary D. Simon	Director	January 29, 2006
/s/ Richard Atkinson Richard Atkinson	Director	January 27, 2006

EXHIBIT INDEX

Number		Exhibit
4.1	(4)	August 5, 2005 Stock Option Agreement with Walter J. McBride
4.2	(1)	January 16, 2006 Stock Option Agreement with Walter J. McBride
4.3	(1)	Stock Option Agreement with Leigh L. Estus
4.4	(5)	Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan
4.5	(2)	Specimen Stock Certificate
4.6	(3)	Rights Agreement, dated as of July 7, 2005, by and between Capstone Turbine Corporation and Mellon Investor Services LLC
5.1	(1)	Opinion of Waller Lansden Dortch & Davis, LLP
23.1	(1)	Consent of Independent Registered Public Accounting Firm
23.2	(1)	Consent of Waller Lansden Dortch & Davis, LLP (contained in Exhibit 5.1)

(1)	Filed herewith.

(2)	Incorporated by reference to Capstone’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(3)	Incorporated by reference to Exhibit 4.1 to Capstone’s Current Report on Form 8-K, filed on July 8, 2005 (File No. 001-15957).

(4)	Incorporated by reference to Exhibit 10.1 to Capstone’s Quarterly Report on Form 10-Q, filed on November 9, 2005 (File No. 001-15957).

(5)	Incorporated by reference to Exhibit 10.4 to Capstone’s Annual Report on Form 10-K, filed on June 29, 2005 (File No. 001-15957).